Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
+212 521 5400
Fax +1 212 521 5450
reedsmith.com

November 7, 2019

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $3,673,159 of shares (the “Shares”) of its common stock, par value $0.001 per share, pursuant to that certain Sales Agreement, dated as of November 6, 2019, by and between the Company and A.G.P./Alliance Global Partners as sales agent (the “Sales Agreement”). The Shares will be offered and sold pursuant to the prospectus supplement, dated November 6, 2019 (the “Prospectus Supplement”), supplementing the prospectus dated August 1, 2019 (the “Base Prospectus”), that forms part of the Company’s shelf registration statement on Form S-3 (File No. 333-232798) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

As U.S. securities counsel for the Company, we have examined (i) the Prospectus; (ii) the Registration Statement; (iii) the form of certificate used to evidence the Common Stock; (iv) an executed copy of the Sales Agreement, and (v) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion letter is limited to the federal laws of the United States of America and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of Delaware, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Shares.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Sales Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP